EXHIBIT 23.7

CONSENT OF EXPERT

June 16, 2025

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Simon Hille, FAusIMM, do hereby consent tothe references to the undersigned’s name (a) in connection with scientific and technical information disclosed regarding the Skouries Project since the effective date of the Technical Report, Skouries Project, Greece effective January 22, 2022 and (b) in connection with the preparation and review of the scientific or technical information, in each case, contained in or incorporated by reference into this Registration Statement on Form S-8 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Simon Hille
Simon Hille, FAusIMM